FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

3RD QUARTER RESULTS

CINCINNATI, OHIO - October 21, 2004 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $47.3 million ($1.00 per share) for the third quarter of 2004 compared to $19.9 million ($0.46 per share) for the third quarter of 2003. For the first nine months of 2004, net earnings were $79.3 million ($1.68 per share) compared to $35.2 million ($0.82 per share) for the same period in 2003. The results for both 2004 periods include an aftertax gain of approximately $27 million ($0.57 per share) relating to the sale of Provident Financial Group shares in its merger with National City Corporation.

Many investors and analysts focus on "core net operating earnings" of companies, setting aside items that are not considered to be part of the ongoing earnings of the company. Core net operating earnings, which exclude the effects of realized gains (losses), an accounting change, goodwill impairment and losses on retirements of subsidiary trust securities were $21.1 million ($0.45 per share) for the third quarter of 2004 compared to $19.5 million ($0.45 per share) for the third quarter of 2003. The increase in core net operating earnings reflects improved results in the Company's life and supplemental insurance operations, partially offset by the impact of the continued low interest rate environment on GAFRI's fixed annuity operations. Core net operating earnings for the first nine months of 2004 were $53.4 million ($1.13 per share) compared to $42.4 million ($0.99 per share) in 2003. Core net operating earnings for the 2003 nine months include an aftertax charge to earnings of $8.1 million ($0.19 per share) related to the negative effect of lower investment yields on GAFRI's fixed annuity operations.

Each of the Company's lines of business recorded improved results for the first nine months of 2004. These improvements were partially offset by the issuance in late 2003 and early 2004 of long-term debt to pay down lower costing bank debt with a shorter maturity, resulting in higher interest expense in 2004. In addition, core net operating earnings per share reflect the greater number of shares outstanding as a result of GAFRI's common stock rights offering in 2003. GAFRI expects that core net operating earnings for the entire year of 2004 will exceed those of 2003 by 25% - 30% and core net operating earnings per share will exceed 2003 by 15%-20%.

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GAFRI's statutory premiums increased more than 10% in the third quarter of 2004 over the third quarter of 2003 due primarily to increased sales of the Company's fixed annuities. However, for the first nine months of 2004, statutory premiums were approximately 8% lower than the same period in 2003. Increases in premiums in GAFRI's 403(b) annuity and supplemental insurance operations were more than offset by lower sales in GAFRI's single premium annuity segment. The decrease in sales of single premium annuities reflects continued discipline in setting commissions and interest rates.

At September 30, 2004, GAFRI's book value was approximately $18.50 per common share. This amount includes unrealized gains on equity securities but excludes unrealized gains on fixed maturity securities.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (EDT) today. Toll-free telephone access will be available by dialing 1-888-396-2384. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (EDT) today until 8:00 p.m. on October 28, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 71898863. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Condensed Income Statement

(In millions, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,

	2004	2003	2004	2003
Revenues:
Net investment income	$135.4	$127.1	$394.2	$382.2
Life, accident and health premiums (a)	86.0	83.9	263.8	246.6
Other income	34.8	26.9	80.8	65.6
Total revenues	256.2	237.9	738.8	694.4

Benefits and expenses:
Benefits to policyholders (b)	146.4	134.5	427.7	412.6
Insurance acquisition expenses (b)	29.5	27.4	92.3	87.0
Interest and other financing expenses	6.4	6.2	20.6	18.2
Other expenses	44.0	41.2	122.0	116.3
Total benefits and expenses	226.3	209.3	662.6	$634.1

Core operating earnings	29.9	28.6	76.2	60.3
Related income taxes	8.8	9.1	22.8	17.9

Core net operating earnings	21.1	19.5	53.4	42.4

Non-operating items, aftertax:
Realized gains (losses) (c)	28.8	0.4	31.6	(7.2)
Goodwill impairment (d)	(2.6)	-	(2.6)	-
Loss on retirement of subsidiary trust securities	-	-	(0.9)	-
Cumulative effect of accounting change (e)	-	-	(2.2)	-
Net income	$ 47.3	$ 19.9	$ 79.3	$ 35.2

Average common shares outstanding - diluted	47.2	43.0	47.3	42.7

Diluted earnings per share data:
Core net operating earnings	$ 0.45	$ 0.45	$ 1.13	$0.99
Realized gains (losses) (c)	0.61	0.01	0.67	(0.17)
Goodwill impairment (d)	(0.06)	-	(0.06)	-
Loss on retirement of subsidiary trust securities	-	-	(0.02)	-
Cumulative effect of accounting change (e)	-	-	(0.04)	-
Diluted net income per common share	$ 1.00	$ 0.46	$ 1.68	$ 0.82

Supplemental Premium Information (a)
Fixed Annuity Premiums	$174.4	$142.8	$501.6	$564.5
Variable Annuity Premiums	24.5	30.9	78.7	95.8

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  For GAAP income statement purposes, annuity premiums are accounted for as deposits rather than revenues.

  Year to date 2003 amounts reflect a second quarter non-cash charge of $12.5 million ($8.1 million aftertax) to write-off a portion of deferred acquisition costs and increase certain insurance accruals due primarily to changes in assumptions related to investment yields.

  Realized gains (losses) for the third quarter and first nine months of 2004 primarily reflect GAFRI's gain on its investment in Provident Financial Group resulting from its merger with National City.

  Reflects goodwill impairment on GAFRI's investment in an agency subsidiary.

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.